STANDSTILL AGREEMENT

THIS AGREEMENT is made as of May 16th, 2017

BETWEEN:	LIBERTY SILVER CORP., a corporation governed by the Nevada Corporations Code

(“Liberty”)

AND:	BG CAPITAL GROUP LTD., a corporation governed by the laws of Barbados

(“BGCG”)

AND:	BRUCE REID, an individual resident in the Province of Ontario, Canada

(“Reid”)

AND:	HOWARD CROSBY, an individual resident in the State of Washington, United States of America

(“Crosby”)

AND:	JOHN RYAN, an individual resident in the State of New Jersey, United States of America

(“Ryan”).

RECITALS:

A.	BGCG beneficially owns 12,749,360 shares of common stock in the capital of Liberty (“Common Shares”) representing approximately 52.2% of the 24,469,395 issued and outstanding Common Shares of Liberty.

B.	BGCG has requested Reid, Crosby and Ryan to serve as directors and officers of Liberty and each of Reid, Crosby and Ryan has agreed to continue to serve as a director and as an officer of Liberty.

C.	As a condition of the continuation of the above described roles:

(i)	BGCG has agreed to grant Reid, Crosby and Ryan options on certain Common Shares of Liberty and

(ii)	the parties hereto have agreed to enter into this Agreement.

D.	By a series of option agreements dated the date hereof (collectively, the “Option Agreements”), BGCG has conditionally granted options to Reid, Crosby and Ryan to purchase 2,000,000, 1,000,000 and 1,000,000 Common Shares, respectively, in the capital of Liberty for aggregate consideration of Cdn$2,000,000, Cdn$1,000,000 and Cdn$1,000,000, respectively.

E.	BGCG, Robert Genovese and Reid have, at the request of the Canadian Securities Exchange, entered into a certain Voting Agreement and Power of Attorney amended and restated as of the 16th day of May, 2017 (the “Voting Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration of, among other things, the mutual promises contained in the Agreement (the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto), the Parties agree as follows:

Article I –
DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, in this Agreement capitalized words, terms and phrases shall have the meanings ascribed to them within this Agreement including the following:

“Adjusting Event” means:

(i)	any subdivision, consolidation, reclassification or exchange of the Common Shares into a different number or class of shares or other securities of the Corporation, and

(ii)	any merger, amalgamation, plan of arrangement, corporate reorganization or other transaction pursuant to which the Common Shares are exchanged for or converted into another security or securities of the Corporation or the securities of another corporation or entity.

“Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.

“Agreement” means this agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Associate” has the meaning ascribed to such term in the Securities Act (Ontario).

“Board”, at any particular time, means the board of directors of the Corporation at the applicable time.

“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in the Province of Ontario.

“Change of Control Event” means any amalgamation, plan of arrangement, take-over bid, share-for-share exchange, merger, corporate reorganization or other transaction pursuant to which Common Shares are issued or the issued and outstanding Common Shares are exchanged for or converted into another class of security or securities or the securities of another corporation or entity pursuant to which the shareholders of the Corporation immediately prior to such transaction hold fewer than fifty percent (50%) of the issued and outstanding Common Shares (or equivalent securities thereto or the securities derived therefrom as a result of all Adjusting Events) of the Corporation or the successor corporation or other entity, as the case may be, immediately following such transaction.

“Common Share” means:

(i)	at the date of this Agreement and at any time prior to an Adjusting Event occurring, one (1) share of common stock in the capital of Liberty as presently constituted and,

(ii)	at any other time on or after the occurrence of one or more Adjusting Events, such shares or securities of the Corporation or other corporation or entity resulting from one (1) share of common stock in the capital of the Corporation as at the date of this Agreement after all Adjusting Events occurring after the date of this Agreement up to and including the applicable time have been applied thereto.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Convertible Securities” means any rights, warrants, options, shares, agreements or other securities pursuant to which the holder thereof may acquire any Common Shares.

“Corporation” means, at any applicable time, Liberty or any successor corporation or entity resulting from any and all Adjusting Events up to and including the applicable time.

“Governmental Agency” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“including” means including without limitation.

“Laws” means any law, statute, code, act, regulation, by-law, decree and order (including any regulation and order thereunder), policy and guideline, or decision, ruling and judgment, of any Governmental Agency having jurisdiction and which is binding on the relevant Person or Persons referred to in the context where such word is used.

“Lock-Up Period” means the period beginning on the date of this Agreement and ending on the earlier of:

(i)	a Change of Control Event or

(ii)	May 1, 2024.

“Parties” means BGCG, Liberty, Reid, Crosby and Ryan and “Party” means any one of them.

“Person” or “person” includes an individual, a partnership, a limited partnership, a corporation, a trust, a Governmental Agency, an unincorporated organization and any other entity.

“Securities Authorities” means the securities regulatory authorities of the United States of America, each of the states thereof, the provinces of Canada and any of their successors.

“Securities Laws” means the securities legislation of the United States of America, each of the states thereof and each of the provinces of Canada, as such legislation may be amended from time to time, and the rules, regulations, orders and rulings having application to the Parties hereto, and forms made or promulgated under such legislation and the policies and instruments of any one or more of the Securities Authorities.

“Term” means the period starting on the date hereof and ending on the earlier of:

(i)	completion of a Change of Control Event or

(ii)	May 1, 2024.

1.2	Interpretation

The division of this Agreement into Articles, Sections, subsections, clauses and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, clause or paragraph by number or letter or both refer to the Article, Section, subsection, clause or paragraph, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Notice or Action

If the date on which any notice is to be given or any action is required to be taken hereunder by a Party is not a Business Day or any such notice or action is effected after 4:00 p.m. (local time for the recipient) on a Business Day, such notice shall be deemed to have been given or such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Consolidation, Subdivision of Shares

In the event of any subdivision, consolidation, reclassification or other change of the securities of the Corporation at any time while this Agreement is in effect, on the effective date of each and every such event the applicable provisions of this Agreement shall, ipso facto, be deemed to be amended accordingly and the Parties shall take all necessary action so as to comply with such provisions as so amended.

Article II –

Lock up AGREEMENT

2.1	Prohibition on Transfers by BGCG

BGCG hereby covenants and agrees in favour of each of Liberty, Reid, Crosby and Ryan that, during the Lock-up Period, except as hereinafter expressly permitted pursuant to the terms of Section 2.2 hereof, BGCG and its Associates and Affiliates will not, directly or indirectly, without obtaining the prior written consent of Reid (which consent may be arbitrarily withheld, conditioned or refused), sell, transfer, mortgage, hypothecate, grant a security interest in or otherwise deal with in any way (each a “Transfer”) any Common Shares or Convertible Securities of the Corporation save and except in accordance with the Option Agreements.

2.2	Restricted Sales and Other Transfers

At any time and from time to time after (but not before) May 1, 2020, BGCG and its Associates and Affiliates collectively may Transfer up to (but not more than) 500,000 Common Shares during any calendar year. In the event that, during 2020 or any calendar year thereafter during the Term of this Agreement, BGCG and its Associates and Affiliates collectively do not Transfer all 500,000 Common Shares permissible hereunder in respect of such calendar year, the maximum number of Common Shares which BGCG and its Associates and Affiliates collectively may Transfer hereunder during each subsequent calendar year shall nonetheless be limited to 500,000 Common Shares during each such subsequent calendar year during the Term hereof.

2.3	Notice of Intended Transfers

If BGCG or any of its Associates and Affiliates intends to Transfer any Common Shares at any time after May 1, 2020 in accordance with Section 2.2 hereof, BGCG shall give Reid a Notice of such intended Transfer at least seven (7) days (but not more than 60 days) prior to any such Transfer.

Article III –

voting restrictions

3.1	Restrictions on Voting Liberty Shares by BGCG

(a)	During the Term, BGCG covenants and agrees on its own behalf and on behalf of each of its Associates and Affiliates that:

(i)	it shall not, directly or indirectly, sign any shareholder resolutions or consents thereto or vote or cause to be voted any Common Shares, or encourage anyone else to vote or cause to be voted any of their Common Shares, at any meeting of shareholders of the Corporation against any resolutions put before the shareholders of the Corporation by or upon the recommendation of the then incumbent Board; and

(ii)	it shall not sign any shareholder resolutions or consents thereto or vote or cause to be voted any Common Shares or encourage anyone else to vote or cause to be voted any of their Common Shares in favour of (x) the election of nominees to the Board not proposed by the then incumbent Board, or (y) any shareholder resolution or proposal unless the then incumbent Board recommends voting in favour of such shareholder resolution or proposal.

(b)	Notwithstanding Section 3.1(a), BGCG shall, at any time and from time to time from the date of this Agreement until the first anniversary of the date of this Agreement, at the request of Reid, sign any and all shareholder resolutions and vote, deliver proxies and cause its proxyholders to vote its Common Shares at any and all meetings of the shareholders of the Corporation:

(i)	to fix the number of directors on the Board for the time being at five (5);

(ii)	to elect each of Reid, Crosby and Ryan as directors of the Corporation; and

(iii)	to elect two other nominees designated by Reid to be nominated to be elected as directors of the Corporation; and

for the purposes hereof.

(c)	Notwithstanding Sections 3.1(a) and (b) hereof, BGCG agrees that, throughout the Term of this Agreement, for each shareholders meeting of the Corporation BGCG shall, upon expiry of the Voting Agreement, execute and deliver proxies:

(i)	to Reid designating Reid as the proxyholder for all Common Shares which are the subject of the Option Agreement between Reid and BGCG to enable Reid to cast votes in respect thereof as Reid in his discretion may from time to time determine;

(ii)	to Crosby designating Crosby as the proxyholder for all Common Shares which are the subject of the Option Agreement between Crosby and BGCG to enable Crosby to cast votes in respect thereof as Crosby in his discretion may from time to time determine; and

(iii)	to Ryan designating Ryan as the proxyholder for all Common Shares which are the subject of the Option Agreement between Ryan and BGCG to enable Ryan to cast votes in respect thereof as Ryan in his discretion may from time to time determine.

(d)	Notwithstanding any other provision of this Section 3.1, BGCG covenants and agrees that in the event of any proposed Change of Control Event, BGCG shall, throughout the Term of this Agreement, for each shareholders meeting of the Corporation in which a resolution in respect of a Change of Control Event is presented to the shareholders of the Corporation for approval and whether the Board (or a special committee of the Board duly constituted to in respect of such Change of Control Event) recommends voting in favour of or against such Change of Control Event, BGCG shall execute and deliver proxies to the designee of the Board (or such special committee) designating such designee as the proxyholder for all Common Shares owned or Controlled by BGCG (other than those Common Shares which are referred to in Section 3.1(c) hereof) to enable such designee to cast votes in respect thereof as the Board (or such special committee) may recommend.

(e)	Notwithstanding any other provisions of this Agreement and, in particular, Section 3.1(c) hereof, the parties hereto acknowledge the existence of the Voting Agreement and, during the term thereof, acknowledge, accept and agree to the paramountcy thereof and, during the term of the Voting Agreement, in the event of any conflict or inconsistency between the terms of the Voting Agreement and the terms of this Agreement, the terms of the Voting Agreement shall prevail.

Article IV –

the corporation’S OBLIGATIONS

4.1	Board of Directors

(a)	At each annual and special meeting of shareholders of the Corporation following the date of this Agreement and until completion of a Change of Control Event, the Corporation shall take all commercially reasonable steps, execute all such documents and do all such acts and things necessary to have the nominees referred to in Section 3.1 hereof elected as directors on the Board. Without limiting the generality of the foregoing, the Corporation’s obligations shall include: (i) causing such nominees to be included in the management slate of nominees for election to the Board, (ii) soliciting proxies on behalf of management of the Corporation in favour of the election of such nominees, and (iii) causing all proxies received by management of the Corporation for the election of directors to be voted, where no contrary intention is expressed, in favour of such nominees.

(b)	The Corporation’s obligations under this Section 4.1 shall remain in effect during and throughout the Term.

Article V –

standstill agreements

5.1	Standstill by BGCG

During the Term, neither BGCG nor any of its Affiliates or Associates shall, directly or indirectly, without the consent of the board of directors of Liberty:

(i)	commence, assist, commit to tender or act in concert with an offeror in a take-over bid (as such term is defined under Canadian Securities Laws) for any securities of the Corporation, or

(ii)	solicit proxies from any shareholders of the Corporation or attempt to influence the voting by any shareholders of the Corporation other than in support of initiatives recommended by the then incumbent Board;

(iii)	otherwise seek or propose to influence or control the management of the Corporation, the Board, or the policies or affairs of the Corporation or

(iv)	make any public or private announcement or disclosure with respect to the foregoing.

Article VI –

GENERAL

6.1	Expenses

Each Party shall pay its own costs and outlays connected with the preparation, negotiation and execution of this Agreement.

6.2	Time

Time shall be of the essence of this Agreement. If the Parties agree to vary a time requirement, the time requirement so varied shall be of the essence of this Agreement; any such agreement shall be in writing.

6.3	Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if delivered personally, (ii) when sent by e-mail (provided a receipt confirmation is received from the recipient’s email server), or (iii) on the date received, if sent by courier service, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to BGCG, to:

BG Capital Group Ltd.

1250 South Pine Island Road,

Suite 500

Plantation, Florida

United States of America 33324

Attention: Robert Genovese

Email: bobbygenovese@yahoo.com

(b)	If to the Corporation, to:

Liberty Silver Corp.

Suite 2702, 401 Bay Street,

Toronto, Ontario, Canada

M5H 2Y4

Attention: Bruce Reid

Email: br@carlislegold.com

(c)	If to Reid, to:

Suite 2702, 401 Bay Street

Toronto, Ontario, Canada

M5H 2Y4

Email : br@carlislegold.com

(d)	If to Crosby, to:

Howard Crosby

Suite 806, 390 Bay Street,

Toronto, Ontario, Canada

M5H 2Y2

Email: corkinvest19@gmail.com

(e)	If to Ryan, to:

John Ryan

Suite 806, 390 Bay Street,

Toronto, Ontario, Canada

M5H 2Y2

Email : silver4262@yahoo.com

6.4	Assignment; Binding Effect

This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of the Parties hereto. Subject to the foregoing, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns.

6.5	Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein without regard to the conflicts of laws rules thereof.

6.6	Severability

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a mediator or a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

6.7	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement, and supersedes any prior agreement or understanding on anything connected to the subject matter thereof.

6.8	Public Announcements

No Party will make any public or press announcement or statement concerning the Agreement without the prior approval of the other Party (such approval not to be unreasonably withheld or delayed), except to the extent required pursuant to any applicable Law, or to any regulatory body or Governmental Agency, or pursuant to the rules of any applicable stock exchange or stock market. The Parties shall in good faith agree to the form or forms of press announcement or public statements that they will each make in respect of this Agreement and the transactions contemplated herein.

6.9	Amendment

This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by all of the Parties hereto.

6.10	Counterparts

This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LIBERTY SILVER CORP.

Per:	/s/ Julio DiGirolamo
Name:	Julio DiGirolamo
Title:	CFO

BG CAPITAL GROUP LTD.

Per:	/s/ Robert Genovese
Name:	Robert Genovese
Title:	Chairman

/s/ Bruce Reid
Bruce Reid

/s/ Howard Crosby
Howard Crosby

/s/ John Ryan
John Ryan

Signature Page to Standstill Agreement - 11